SECURITIES AND EXCHANGE COMMISSION


                                WASHINGTON, DC 20549


                                      FORM 8-K

                                   CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the Securities
                                Exchange Act of 1934



                                  April 30, 1997

                  (Date of Report, date of earliest event reported)




                                     VALCOR, INC.
               (Exact name of Registrant as specified in its charter)


                Delaware             33-63044             74-2678674

              (State or other        (Commission         (IRS Employer
                  jurisdiction of        File Number)        Identification
                       incorporation)                             No.)


               5430 LBJ Freeway, Suite 1700, Dallas, TX     75240-2697

               (Address of principal executive offices)     (Zip Code)



                                  (972) 233-1700

                (Registrant's telephone number, including area code)



                                  Not applicable

               (Former name or address, if changed since last report)

Item 2:   Acquisition or Disposition of Assets


     On April 30, 1997, the Company completed the disposition of its fast food operations conducted by its wholly-owned subsidiary, Sybra, Inc. The disposition was accomplished in two separate, concurrent transactions. The first transaction involved the sale of certain restaurant real estate owned by Sybra to U.S. Restaurant Properties Master L.P., a Delaware limited partnership, for $45 million cash consideration. The second transaction involved Valcor's sale of 100% of the common stock of Sybra to I.C.H. Corporation, a Delaware corporation, for $14 million cash consideration plus the repayment by I.C.H. of approximately $23.8 million of Sybra's intercompany indebtedness owed to Valcor. Substantially all of the net-of-tax proceeds are held by Valcor. Under certain conditions, I.C.H. is obligated to pay an additional contingent consideration of approximately $2 million to Valcor in the future.

     As part of the transactions, Valhi, Inc., the Company's parent corporation, purchased 222,222 units of U.S. Restaurant Properties Master L.P. from U.S. Restaurant Properties for $6 million cash consideration.

     Prior to consummation of these transactions, Sybra increased the outstanding balance of its intercompany loan owed to Valcor from $20 million to $23.8 million, and used a portion of the proceeds to completely repay its outstanding bank indebtedness.


Item 7:   Financial Statements,  Pro Forma  Financial Information

     and Exhibits



     (b) Pro forma financial information


           Pro forma condensed consolidated financial statements of the Registrant, which present the pro forma effects of the transactions described in Item 2 above, assuming such transactions had occurred as of the dates set forth in the accompanying notes, are included herein as Exhibit 99.2.


     (c)  Exhibit


          Item No.         Exhibit Index


          99.1 Press release issued by the Registrant dated May 1, 1997 describing the transactions discussed in Item 2 above.

          99.2      Pro forma financial information of the Registrant.


     SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              VALCOR, INC.
                              (Registrant)
                              By: /s/ Bobby D. O'Brien

                                        Bobby D. O'Brien
                                   Vice President



Date:  April 30, 1997